AMENDNIENT NO. 2 TO THE SECOND AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

The undersigned, President of The Boston Company Fund  (the  "Trust"), does hereby certify that pursuant to Article VII,  Section 7 .3 of the Trust's Second Amended and Restated  Master Trust Agreement dated December 9, 1992 (the "Trust Agreement"), the following votes were duly adopted by at least a majority of the Trustees of the Trust at a meeting held December 15, 1993 at which a quorum was present and acting throughout and with respect to the vote amending Article IV, Section 4.2(d) of the Trust Agreement, said vote was  approved by at least  a majority of shareholders of the Trustees  at a meeting held on March 14, 1994 at which a quorum was present and acting throughout

VOTED:

That Article I, Section 1.1 of The Boston Company Fund's Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992 be amended in the following respect:

Article I - Name and Definitions
Section 1.1 Name. This Trust shall be known as "The Laurel Funds Trust" and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine,

;and

FURTHER
VOTED

That Article IV, Section 4.2 of the Trust's Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992 be amended in the following respect:

Article IV - Shares

Section 4.2 Establishment and Designation of Series. Without limiting the  authority  of the Trustees set  forth  in  Section 4 .1 to establish and designate any further Series, the Trustees hereby establish and designate seven Series of Shares:  "Cash Management Fund," "Government Money Fund," "Capital Appreciation  Fund,  "Managed  Income Fund," Special  Growth  Fund," "Intermediate Term  Government  Securities  Fund" and "Asset  Manager's Fund." The Cash Management Fund, Government Money Fund, Capital Appreciation Fund, Managed Income Fund, Special Growth Fund Intermediate erm Government Securities Fund and Asset Manager's Fund, and any Shares of any further Series that may from time to time be established  and  designated by the Trustees shall (unless the Trustees  otherwise determine with respect to some further Series at the time of establishing  and  designating the same) have the following relative rights and preferences: ... ;  and

FURTHER
VOTED:

That final sentence of Article IV, Section 4.2 (d) of the Trust's Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992 be amended in the following respect:

Article IV-Shares

Section 4.2(d) Liquidation. The liquidation of any particular series or class thereof may be authorized at any time by vote of a majority of the Trustees then in office.  .and

FURTHER
VOTED:

That any officer of  the Trust be, and each of them hereby is, authorized to prepare, execute, seal and deliver any and all documents, instruments,  certificates,  papers and writings; to file the same with any  public official including, without  limitation, the Secretary of State of The Commonwealth of Massachusetts and the Boston City Clerk; and to do any and all other acts, in the name of the Trust on its behalf,  as  may  be   necessary or advisable  m connection with or in furtherance of the foregoing votes; and

FURTHER
VOTED

That the foregoing amendments to the Trust Agreement shall be effective upon the filing of an instrument containing the same with the Secretary of State of the Commonwealth of Massachusetts and the Boston City Clerk

IN WITNESS WHEREOF, The undersigned has hereunto set his hand this 31st day of March, 1994.

/s/ Francis P. Brennan

Francis P. Brennan

President